EXHIBIT 99.1
                                                                    ------------


For Immediate Release
Date: December 4, 2001
For Information contact:
 Mitch Ashlock
    at (913) 782-0026


                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                           ANNOUNCES SPECIAL DIVIDEND


         Olathe, Kansas, December 4, 2001 - First Federal of Olathe Bancorp, Inc. (NASDAQ: FFOL) announced today that the Company's Board of Directors has declared a special cash distribution of $4.00 per share. The distribution will be paid on December 24, 2001, to shareholders of record as of December 14, 2001. The Company estimates that the entire amount of the $4.00 per share special distribution would be treated as a return of capital distribution. The $4.00 return of capital would be treated as a reduction in the cost basis of each share and would not be subject to income tax as a dividend to shareholders. However, a final determination as to an exact amount of the return of capital portion of the special distribution cannot be made until after December 31, 2001. The Company's Board of Directors views this strategy as reflective of the Board's commitment to enhance long-term shareholder value.

         The Company became the holding company for First Federal Savings and Loan Association of Olathe (the "Association") on April 11, 2000, following its initial public offering at the time of the Association's mutual-to-stock conversion. The Association is a federally chartered savings association that conducts its business from its main office located in Olathe, Kansas. The Association's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the over-the-counter electronic bulletin board under the symbol "FFOL."